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EXHIBIT 2.3

EXTENSION AGREEMENT

        Reference is made to that certain Amendment No. 1 to Asset Purchase Agreement (the "Amendment") dated July 20, 2004, by and among Boston Biomedica, Inc., BBI Biotech Research Laboratories, Inc. and SeraCare Life Sciences, Inc.

        In accordance with Section 2(c) of the Amendment, the parties hereby further extend the September 2, 2004 date referenced in Section 2(b) of the Amendment to midnight E.S.T. on September 15, 2004, such that the applicable date for purposes of each of Section 11.1(b) and Section 11.1(h) of the Purchase Agreement (as such term is defined in the Amendment) is now midnight E.S.T. on September 15, 2004.

        Each of the parties hereto has caused this extension letter to be executed by its duly authorized officers as of this 6th day of August, 2004.

SERACARE LIFE SCIENCES, INC.
By:	/s/ MIKE CROWLEY JR.
Name:	Mike Crowley Jr.
Its:	President and CEO
BOSTON BIOMEDICA, INC.
By:	/s/ RICHARD T. SCHUMACHER
Name:	Richard T. Schumacher
Its:	Chief Executive Officer
BBI BIOTECH RESEARCH LABORATORIES, INC.
By:	/s/ RICHARD T. SCHUMACHER
Name:	Richard T. Schumacher
Its:	Duly Authorized

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EXTENSION AGREEMENT